Exhibit 4.12

Execution Copy

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 15, 2014, by and between Pacific DataVision, Inc., a Delaware corporation (the “Company”), and Machine License Holding, LLC, a Delaware limited liability company (the “New Holder”). Capitalized terms used in this Agreement but not otherwise defined herein will have the meanings ascribed to such terms in the Registration Rights Agreement (as defined below).

WHEREAS, the Company is currently a party to a certain Registration Rights Agreement (the “Registration Rights Agreement”), entered into as of June 10, 2014, by and among the Company, the Management Holders set forth on the signature pages thereto and FBR Capital Markets & Co., a Delaware corporation.

WHEREAS, pursuant to the terms of a certain Stock Issuance Agreement (the “Stock Issuance Agreement”) between the Company and the New Holder dated May 13, 2014, the Company agreed to issue, and the New Holder agreed to acquire 500,000 shares (the “New Holder Shares”) of the Company’s Common Stock (“Common Stock”).

WHEREAS, under the terms of the Stock Issuance Agreement, the Company agreed to provide the New Holder with the same registration rights with respect to the New Holder Shares as the other investors in the Company received under the Registration Rights Agreement (on the same terms and conditions).

NOW, THEREFORE, in consideration of the mutual covenants contained in the Stock Issuance Agreement and this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Agreement to be Bound. The New Holder shall have the same rights and privileges with respect to the New Holder Shares as those granted to the “Holders” with respect to “Registrable Shares” under the Registration Rights Agreement, subject to the same terms and conditions contained in the Registration Rights Agreement. The New Holder hereby agrees to be fully bound by and subject to, with respect to the New Holder Shares, all of the covenants, terms and conditions of the Registration Rights Agreement applicable to a “Holder” under the Registration Rights Agreement, subject to the same terms and conditions contained in the Registration Rights Agreement.

2. Successors and Assigns. Subject to the terms of the Stock Issuance Agreement, this Agreement, and the rights and obligations of the parties hereunder, shall inure to the benefit of, and shall be binding upon, each of the parties, their estates, heirs, personal representatives, successors and assigns (as applicable).

3. Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in PDF format shall be effective as delivery of a manually executed signature page hereto.

4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

5. Entire Agreement. This Agreement, together with the Stock Issuance Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understanding or agreements respecting the subject matter.

6. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

COMPANY:

Pacific DataVision, Inc.

By:	/s/ John Pescatore
Name:	John Pescatore
Title:	Chief Executive Officer and President

NEW HOLDER:

Machine License Holding, LLC

By:	/s/ Patricia Tikkala
Name:	Patricia Tikkala
Title:	Authorized Signatory

[Signature Page to Joinder to the Registration Rights Agreement]